                                                                   EXHIBIT 10.18

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS
                    ----------------------------------------


    This Agreement of Purchase and Sale of Assets (this "Agreement") is entered into and effective as of September 15, 1997 by and among LITIGATION RESOURCES OF AMERICA-CALIFORNIA, INC., a California corporation (the "Buyer"), LITIGATION RESOURCES OF AMERICA, INC., a Texas corporation and the parent of Buyer (the "Parent"), and COLLEEN JILIO, a resident of California d.b.a. JILIO & ASSOCIATES (the "Seller"). Buyer, Parent and Seller are hereinafter sometimes referred to collectively as the "Parties" or singularly as a "Party."

                             W I T N E S S E T H :
                             - - - - - - - - - -

    WHEREAS, the Seller is the owner of various assets associated with the Business (as hereinafter defined);

    WHEREAS, the Buyer desires to purchase all of the Assets (as hereinafter defined) owned by the Seller and used in the Business (such purchase of the Assets being sometimes herein referred to as the "Acquisition"), and the Seller desires to sell such Assets to the Buyer;

    WHEREAS, in connection with the purchase and sale of the Assets, the Parties desire to set forth in this Agreement the terms and conditions with respect to the transfer of such Assets; and

    WHEREAS, the parties understand that the Parent or its Affiliates may enter into other agreements similar or dissimilar to this Agreement (the "Other Agreements") for the acquisition by the Parent or such Affiliates of the assets or stock of other entities (collectively, the "Other Acquired Businesses," and each of those entities, individually, an "Other Acquired Business"), which Other Agreements will be among those entities and their equity owners, the Parent and Affiliates of the Parent;

    NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS
                              -------------------

    As used herein, the following terms shall have the following meanings:

    ACCOUNTS PAYABLE. The term "Accounts Payable" shall mean all of the accounts payable of the Business existing as of the Effective Date.

    ACCOUNTS PAYABLE REPORT. The term "Accounts Payable Report" shall mean a report prepared as of the time specified which shows accounts payable of the Business by service provider and age of each Account Payable.

    ACCOUNTS RECEIVABLE. The term "Accounts Receivable" shall mean all of the accounts receivable, notes receivable, trade receivables and intercompany receivables relating to the Business and existing as of the Effective Date.

    ACCOUNTS RECEIVABLE REPORT. The term "Accounts Receivable Report" shall mean a report prepared as of the time specified which shows Accounts Receivable of the Business by customer and age of each Account Receivable.

    ACQUISITION. The term "Acquisition" shall have the meaning set forth in the preamble hereto.

    AFFILIATE. The term "Affiliate" of a person shall mean, with respect to that person, a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of that person. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by," or "under common control with") means the possession, direct or indirect, of the ability to affect the management and policies of a person whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such person, or otherwise. As used in this definition, the term "person" means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, an incorporated organization, or a Governmental Authority.

    AGREEMENT. The term "Agreement" shall have the meaning set forth in the preamble hereto.

    ANCILLARY AGREEMENTS. The term "Ancillary Agreements" shall have the meaning set forth in Section 3.2.

    ASSETS.  The term "Assets" shall have the meaning set forth in Section 2.1.

    ASSUMED LIABILITIES. The term "Assumed Liabilities" shall have the meaning set forth in Section 2.6.

    BALANCE SHEET REPORT. The term "Balance Sheet Report" means the accrual basis balance sheet of the Business as of a given date showing the assets, liabilities and equity of the Business adjusted to include Accounts Receivable, Accounts Payable and accrued liabilities and further adjusted to exclude Excluded Assets and Retained Liabilities, prepared by the Seller on a basis consistent with prior time periods.

    BILL OF SALE.  The term "Bill of Sale" shall have the meaning set forth in
Section 6.3(xi).

    BOOKS AND RECORDS. The term "Books and Records" shall have the meaning set forth in Section 2.1(c).

    BUSINESS. The term "Business" shall mean the court reporting and litigation support business of the Seller as presently conducted.

    BUYER. The term "Buyer" shall have the meaning set forth in the preamble hereto.

    BUYER INDEMNIFIED PARTIES. The term "Buyer Indemnified Parties" shall have the meaning set forth in Section 7.1A.

    CAPITAL STOCK. The term "Capital Stock" shall mean, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and
(b) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

    CASH PURCHASE PRICE. The term "Cash Purchase Price" shall have the meaning set forth in Section 2.3(a).

    CLOSING.  The term "Closing"shall have the meaning set forth in Section 6.1.

    CLOSING DATE.  The term "Closing Date" shall have the meaning set forth in
Section 6.1.

    CLOSING DATE ACCOUNTS PAYABLE REPORT. The term "Closing Date Accounts Payable Report" shall mean an Accounts Payable Report prepared as of the Closing Date.

    CLOSING DATE ACCOUNTS RECEIVABLE REPORT. The term "Closing Date Accounts Receivable Report" shall mean an Accounts Receivable Report prepared as of the Closing Date.

    CLOSING DATE BALANCE SHEET REPORT. The term "Closing Date Balance Sheet Report" shall mean a Balance Sheet Report prepared as of the Closing Date.

    CLOSING DATE INCOME STATEMENT. The term "Closing Date Income Statement" shall mean an income statement of the Business, prepared as of the Closing Date, covering the period from the end of the Seller's last fiscal year to the Closing Date.

    CLOSING DATE REPORTS. The term "Closing Date Reports" shall have the meaning set forth in Section 2.4.

    CLOSING MEMORANDUM. The term "Closing Memorandum" shall mean the form of closing memorandum to be prepared by the Buyer and the Parent and approved by the Seller (which approval will not be unreasonably withheld) for the Closing under this Agreement in which are included the forms of officers certificates, certificates of the Seller, opinions of counsel and certain other documents to be delivered at the Closing as provided herein.

    CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

    CONTRACTS.  The term "Contracts" shall have the meaning as contained in
Section 2.1(b).

    CUSTOMERS.  The term "Customers" shall have the meaning as contained in
Section 3.27.

    DAMAGES.  The term "Damages" shall have the meaning set forth in Section
7.1A.

    EFFECTIVE DATE. The term "Effective Date" shall mean 12:01 a.m. on the "Closing Date."

    EMPLOYEE. The term "Employee" shall mean any employee of the Business who, as of the Effective Date, is employed or otherwise performs work or provides services in connection with the operation of the Business, including those, if any, on disability, sick leave, layoff or leave of absence, who, in accordance with the Seller's applicable policies, are eligible to return to active status, but shall not include any independent contractor providing court reporting services to Seller from time to time.

    EMPLOYMENT AGREEMENTS. The term "Employment Agreements" shall have the meaning ascribed to it in Section 3.20.

      ENTITY. The term "Entity" shall mean any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

    ENVIRONMENTAL, HEALTH & SAFETY LAWS The term "Environmental, Health & Safety Laws" shall mean all laws (including rules and regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign Governmental Authorities concerning pollution or protection of the environment, public health and safety, or employee health and safety.

    EQUIPMENT.  The term "Equipment" shall have the meaning as contained in
Section 2.1(a).

    ERISA.  The term "ERISA" shall have the meaning as contained in Section
3.20.

    EXCHANGE ACT. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    EXCLUDED ASSETS. The term "Excluded Assets" shall have the meaning as contained in Section 2.2.

    EXPIRATION DATE. The term "Expiration Date" shall have the meaning set forth in the introductory paragraph to Article III.

    FINAL NET WORTH. The term "Final Net Worth" means total assets minus total liabilities, as reflected on the Closing Date Balance Sheet Report.

    FINAL PROSPECTUS. The term "Final Prospectus shall mean the prospectus included in the Registration Statement at the time it becomes effective, except that if the prospectus first furnished to the Underwriter after the Registration Statement becomes effective for use in connection with the IPO differs from the prospectus included in the Registration Statement at the time it becomes effective (whether or not that prospectus so furnished is required to be filed with the SEC pursuant to Securities Act Rule 424(b)), the prospectus so first furnished is the "Final Prospectus."

    FINANCIAL STATEMENTS. The term "Financial Statements" shall mean the balance sheet, income statement and statement of changes of financial position of the Business.

    FUNDED DEBT. The term "Funded Debt" shall mean any obligation for money borrowed from financial institutions.

    GAAP. The term "GAAP" shall mean generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

    GENERAL INTANGIBLES. The term "General Intangibles" shall have the meaning set forth in Section 2.1(g).

    GOVERNMENTAL APPROVAL. The term "Governmental Approval" shall mean at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.

    GOVERNMENTAL AUTHORITY. The term "Governmental Authority" shall mean (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (b) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes for its own account.

    GOVERNMENTAL REQUIREMENT. The term "Governmental Requirement" shall mean at any time (a) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

    GUARANTEED NET WORTH. The term "Guaranteed Net Worth" shall mean the amount of $955,822.

    INTELLECTUAL PROPERTY. The term "Intellectual Property" shall have the meaning as contained in Section 2.1(e).

    INVENTORY.  The term "Inventory" shall have the meaning as contained in
Section 2.1(j).

    IPO. The term "IPO" shall mean the first time a registration statement filed under the Securities Act with respect to a primary offering by the Parent to the public of Parent Shares is declared effective under the Securities Act and the shares registered by that registration statement are issued and sold by the Parent (otherwise than pursuant to the exercise by the Underwriter of any over-allotment option).

    IPO CLOSING. The term "IPO Closing" shall mean the delivery to the Underwriters of Parent Shares against the receipt of payment therefor pursuant to the IPO.

    IPO CLOSING DATE. The term "IPO Closing Date" shall mean the date on which the Parent first receives payment for the Parent Shares it sells to the Underwriter in the IPO.

    IPO PRICE. The term "IPO Price" shall mean the price per share of Parent Shares which is set forth as the "price to public" on the cover page of the Final Prospectus.

    LEASED ASSETS. The term "Leased Assets" shall have the meaning ascribed thereto in Section 3.6.

    LICENSES.  The term "Licenses" shall have the meaning ascribed thereto in
Section 3.12.

    LITIGATION. The term "Litigation" shall mean any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitration proceeding.

    MATERIAL. The term "Material" shall mean, as applied to any Entity or the Business, material to the business, operations, property or assets, liabilities, financial condition or results of operations of the Business or that Entity and its Subsidiaries considered as a whole, as the case may be.

    MATERIAL ADVERSE EFFECT. The term "Material Adverse Effect" shall mean, with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event) to the Business, that such fact or circumstance has caused, is causing or will cause, directly, indirectly or consequentially, singly or in the aggregate with other facts and circumstances, any Material Damages.

    MINIMUM CASH AMOUNT. The term "Minimum Cash Amount" shall have the meaning set forth in Section 6.2(iv).

    NET WORTH. The term "Net Worth" means the dollar amount of total assets minus the total liabilities of the Business as of a given time period as determined by the Balance Sheet Report as of such time period.

    NOTES.  The term "Notes" shall have the meaning set forth in Section 8.5.

    NOTE ONE.  The term "Note One" shall have the meaning set forth in Section
8.5.

    NOTE TWO.  The term "Note Two" shall have the meaning set forth in Section
8.5.

    NOTICE OF ACTION. The term "Notice of Action" shall have the meaning set forth in Section 7.1C.

    NOTICE OF ELECTION. The term "Notice of Election" shall have the meaning set forth in Section 7.1C.

    OFFSET.  The term "Offset" shall have the meaning set forth in Section 8.2.

    OPTION PRICE.  The term "Option Price" shall have the meaning set forth in
Section 8.5.

    ORDINARY COURSE OF BUSINESS. The term "Ordinary Course of Business" shall mean the ordinary course of Seller's Business consistent with past custom and practice (including with respect to quantity and frequency).

    OTHER ACQUIRED BUSINESSES. The term "Other Acquired Businesses" shall have the meaning set forth in the preamble hereto.

    OTHER AGREEMENTS. The term "Other Agreements" shall have the meaning set forth in the preamble hereto.

    OTHER FINANCING SOURCES. The term "Other Financing Sources" shall have the meaning set forth in Section 6.2(iv).

    PARENT. The term "Parent" shall have the meaning set forth in the preamble hereto.

    PARENT SHARES. The term "Parent Shares" shall mean any of the shares of common stock of the Parent.

    PARTY. The terms "Party" and "Parties" shall have the meanings set forth in the preamble hereto.

    PBGC.  The term "PBGC" shall mean the Pension Benefits Guaranty Corporation.

    PERSON. The term "Person" shall mean any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.

    PRICING. The term "Pricing" shall have the meaning set forth in Section 6.1.

    PUBLIC OFFERING. The term "Public Offering" means the sale by the Parent of any of its securities for cash in an underwritten public offering registered on the appropriate form with the Securities and Exchange Commission.

    PUBLIC OFFERING PRICE. The term "Public Offering Price" shall refer to the price to the public of the Parent Shares pursuant to the initial Public Offering of the Parent Shares by Parent.

    PURCHASE PRICE. The term "Purchase Price" shall mean the consideration payable to the Seller for the Assets as set forth or contemplated in Section 2.3.

    REAL PROPERTY. The term "Real Property" shall have the meaning as contained in Section 3.14.

    REGISTRATION RIGHTS AGREEMENT. The term "Registration Rights Agreement" shall have the meaning set forth in Section 6.2(xi).

    REGISTRATION STATEMENT. The term "Registration Statement" shall mean the registration statement, including (a) each preliminary prospectus included therein prior to the date on which that registration statement is declared effective under the Securities Act (including any prospectus filed with the SEC pursuant to Securities Act Rule 424(b)), (b) the Final Prospectus and (c) any amendments and all supplements and exhibits thereto, filed by the Parent with the SEC to register the Parent Shares under the Securities Act for public offering and sale in the IPO.

    RETAINED LIABILITIES. The term "Retained Liabilities" shall mean all liabilities of the Business other than the Assumed Liabilities.

    SCHEDULE OF ACCRUED LIABILITIES. The term "Schedule of Accrued Liabilities" shall mean a schedule of all accrued liabilities of the Business prepared for the period and as of the date specified.

    SEC. The term "SEC" means the Securities and Exchange Commission or any successor Governmental Authority.

    SECURITIES ACT. The term "Securities Act" shall mean the Securities Act of 1933, as amended.

    SELLER. The term "Seller" shall have the meaning set forth in the preamble hereto.

    SELLER EMPLOYMENT AGREEMENT. The term "Seller Employment Agreement" shall have the meaning ascribed to it in Section 6.2(x).

    SELLER'S NAMES. The term "Seller's Names" shall have the meaning set forth in Section 2.1(k).

    STOCK PLEDGE AGREEMENT. The term "Stock Pledge Agreement" shall have the meaning set forth in Section 6.3(xiii).

    SUBSIDIARY. The term "Subsidiary," of any specified Person at any time, shall mean any Entity a majority of the Capital Stock of which is at that time owned or controlled, directly or indirectly, by the specified Person.

    SUPPLEMENTAL INFORMATION. The term "Supplemental Information" shall have the meaning set forth in Section 5.10.

    TAXES. The term "Taxes" shall mean any and all local, state or federal taxes imposed upon the Business or the Seller, including, without limitation, tax obligations, tax claims, tax charges, tax fines or any related tax liabilities, regardless of the source, cause or origin of such tax liabilities, including taxes imposed as a result of the consummation of the Acquisition.

    UNDERWRITER. The term "Underwriter" shall mean collectively (a) the investment banking firms that prospectively may enter into the Underwriting Agreement and (b) from and after the IPO Pricing Date, the investment banking firms party to the Underwriting Agreement.

    UNDERWRITING AGREEMENT. The term "Underwriting Agreement" shall mean the underwriting agreement to be entered into between the Parent and the Underwriter with respect to the IPO.

                                  ARTICLE II
                     PURCHASE OF ASSETS AND PURCHASE PRICE
                     -------------------------------------

    2.1 SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase from the Seller on the Closing Date, all assets owned by Seller and used in or derived from the Business (other than those specifically excluded under Section 2.2 below) including the following (such assets to be referred to herein as the "Assets"):

    (a) All office equipment, furniture, artwork, service equipment, supplies, computer hardware, computer software, data processing equipment, and tools (the "Equipment"), including the Equipment described on SCHEDULE 2.1(A);

    (b) All contracts, leases, documents, franchises, instruments, Licenses, agreements and other written or oral agreements relating to the Business of Seller to which Seller is a party or by which Seller or any of the Assets may be bound as well as all rights, privileges, claims and options relating to the foregoing (the "Contracts"), including the Contracts described on SCHEDULE 2.1(B);

    (c) All customer and supplier files and databases, customer and supplier lists, accounting and financial records, invoices, and other books and records relating principally to the Business (the "Books and Records"), including the Books and Records described on SCHEDULE 2.1(C);

    (d) Employee files for those Employees actually hired by Buyer;

    (e) All right, title and interest of Seller, in, to and under all service marks, trademarks, patents, inventions, copyrights, trademarks, trade secrets and trade and assumed names, principally related to the Business together with the right to receive royalties with respect thereto or recover for infringement thereon, if any (the "Intellectual Property"), and other marks and/or names described on SCHEDULE 2.1(E);

    (f) All advertising materials and all other printed or written materials related to the conduct of the Business;

    (g) All of the Seller's general intangibles, claims, rights of set off, rights of recoupment and other proprietary intangibles, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, which are used in the Business, and remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (the "General Intangibles"), including the General Intangibles described on SCHEDULE 2.1(G);

    (h) All goodwill, going concern value and other intangible properties related to the Business;

    (i) All of Seller's Accounts Receivable, except such portion of Seller's Accounts Receivable constituting Excluded Assets.

    (j) All raw materials, work in process, finished goods, consigned goods, and other inventories relating to the Business, as more fully described on
SCHEDULE 2.1(J) (the "Inventory");

    (k) The exclusive right to use the name "Jilio & Associates", any similar name or derivative thereof, and any past or present assumed names in connection with the Business or Seller's use of the Assets (the "Seller's Names"); and

    (l) The Real Property described on SCHEDULE 3.14(A), if any.

    2.2 EXCLUDED ASSETS. Seller is not selling and Buyer is not purchasing any of the following excluded assets related to the Business ("Excluded Assets"): (i) cash, (ii) cash investments, cash deposits, right to receive cash refunds, and other cash equivalents, (iii) 50% of Seller's Accounts Receivable,
(iv) assets of any employee benefit plan described on SCHEDULE 3.19, or (v) motor vehicles, all as more specifically described on SCHEDULE 2.2. The Parties agree that as the Accounts Receivable are collected following the Effective Date, $.50 of each dollar collected shall be retained by the Buyer and the remaining $.50 of each dollar collected shall be paid to the Seller.

    2.3 PURCHASE PRICE. Upon the terms and subject to the conditions contained herein and as consideration for the sale of the Assets and the performance by the Seller of various other matters as provided herein, the Buyer shall pay or deliver to the Seller, on the IPO Closing Date and as soon as practicable after the IPO Closing, the aggregate amount $8,000,000, payable by delivery of the following consideration (collectively the "Purchase Price"):

          (a) Subject to the provisions of Section 2.5, a Cash Sum in the amount of Dollars ($5,600,000) (the "Cash Purchase Price"), paid by the wire transfer of immediately available funds; and

          (b) Such number of whole Parent Shares on the IPO Closing Date as, when multiplied by 90% of the IPO Price, will most nearly approximate, but not exceed, $2,400,000 and cash in the amount equal to the excess of $2,400,000 over the product of that number of Parent Shares multiplied by 90% of the IPO Price.

    2.4   DETERMINATION OF FINAL NET WORTH.   Each of the Closing Date Balance
Sheet Report, the Closing Date Accounts Receivable Report, the Closing Date Accounts Payable Report, the Closing Date Schedule of Accrued Liabilities and the Closing Date Income Statement (collectively, the "Closing Date Reports") of the Business shall be prepared by the Seller, as promptly as possible after the Closing. Seller's accountants shall then review and certify the Closing Date Reports, and deliver them to Buyer and Buyer's accountants within 30 days after the IPO Closing Date. The Buyer's accountants shall review the Closing Date Reports (including any corresponding work papers of Seller's accountants) and report to the Seller's accountants in writing within 30 days of receipt thereof of any discrepancy between the Seller's accountants certification and the Buyer's accountants results of review. If Seller's accountants and Buyer's accountants cannot resolve such discrepancy within 30 days after Seller's accountants receipt of such reported discrepancy, then they shall so notify the Seller and the Buyer, and the Seller and the Buyer shall attempt to resolve the discrepancy within 15 days of such notice. If the Seller and the Buyer cannot resolve the discrepancy to their mutual satisfaction, another independent public accounting firm acceptable to the Seller and the Buyer shall be retained to review the Closing Date Reports. Such firm's conclusions as to the carrying values to appear on the Closing Date Reports for purposes of determining the Final Net Worth of the Business shall be conclusive. The Seller and the Buyer shall share equally in the expenses of retaining such independent accounting firm. The Buyer shall pay the expenses of the Buyer's accountants for their review of the Closing Date Reports, and the Seller shall pay the expenses of Seller's accountants for their review of the Closing Date Reports.

    2.5 ADJUSTMENT OF PURCHASE PRICE. After the IPO Closing Date, the Purchase Price set forth in Section 2.3, shall be adjusted as follows: (i) if the Final Net Worth of the Business as finally determined pursuant to Section
2.4 shall be more than the Guaranteed Net Worth, then the cash portion of the Purchase Price shall be increased by the amount of such excess and (ii) if the Final Net Worth of the Business as finally determined pursuant to Section 2.4 shall be less than the Guaranteed Net Worth, then the cash portion of the Purchase Price shall be decreased by the amount of such deficiency. In the event that the Final Net Worth is more than the Guaranteed Net Worth, the Buyer shall within 15 days pay the amount of such excess in cash to the Seller. In the event that the Final Net Worth is less than the Guaranteed Net Worth, the Seller shall within 15 days refund the amount of such deficiency in cash to Buyer.

    2.6 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions contained herein, the Buyer agrees that on the Closing Date, it will not assume (i) any liabilities of the Business (except for those liabilities listed as current liabilities on Seller's Balance Sheet dated July 31, 1997

(including the Real Property leases listed on SCHEDULE 3.14B) subject, however, to adjustments for changes in liabilities occurring in the ordinary course of Seller's business following July 31, 1997 through the Closing Date, as determined under Section 2.4 and set forth on the Closing Date Reports ("Assumed Liabilities")), (ii) any liabilities for Taxes or Funded Debt, or (iii) any liabilities described on SCHEDULE 3.21.

    2.7 ALLOCATION OF PURCHASE PRICE. For all federal, state and local tax purposes, the Purchase Price shall be allocated among the various Assets in the manner indicated in SCHEDULE 2.7 hereto subject to adjustment pursuant to the Closing Date Reports. None of the Parties shall file any tax return or report or take any position with any Governmental Authority which is inconsistent with the foregoing allocation, except to the extent mandated by a Governmental Authority in a determination binding upon one Party provided that such Party has given written notice and reasonable opportunity to the other Party, at its expense, to contest and appeal such determination on behalf of both Parties and such determination has nevertheless become final. Within ninety (90) days after the Closing Date, the Parties shall prepare for filing with the Internal Revenue Service a Form 8594 in accordance with the foregoing allocation.

    2.8 TAXES. Seller shall be liable for the payment of all sales and use taxes arising out of the sale and transfer or removal of the Assets, if any, and the assumption of the Assumed Liabilities. On or before the Closing Date, the Seller agrees to use her best efforts to furnish to the Buyer certificates from the state taxing authorities, and any related certificates that the Buyer may reasonably request, as evidence that all sales and use tax liabilities of the Business accruing before the Effective Date have been fully provided for or satisfied. The Buyer shall not be responsible for any business, occupation, withholding or similar tax, or any taxes of any kind of the Business, related to any period before the Effective Date.

    2.9 TITLE TO ASSETS AND RISK OF LOSS. Title to the Assets and risk of loss or damage to the Assets by casualty (whether or not covered by insurance) will pass to the Buyer immediately upon completion of the Closing.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

    Seller represents and warrants that all of the following representations and warranties in this Article III are true at the date of this Agreement and shall be true at the time of Closing and the IPO Closing Date, and that such representations and warranties shall survive the IPO Closing Date for a period of two years (the last day of such period being the "Expiration Date"), except that (i) the warranties and representations set forth in Sections 3.5 and 3.24 hereof shall survive the IPO Closing Date for a period of three years, which shall be deemed to be the Expiration Date for Sections 3.5 and 3.24, and (ii) solely for purposes of determining whether a claim for indemnification under
Section 7.1 hereof has been made on a timely basis, and solely to the extent that in connection with the IPO, the Seller actually incurs liability under the Securities Act, the Exchange Act, or any other federal or state securities laws, the representations and warranties set forth herein shall survive until the expiration of any applicable limitations period, which shall be deemed to be the Expiration Date for such purposes.

    3.1 SEPARATE PROPERTY. The Business constitutes the separate property of the Seller and her spouse has no community property interest in any of the Assets.

    3.2 AUTHORITY. Seller has the full right, power, legal capacity and authority to execute, deliver and perform Seller's obligations under this Agreement and all agreements ancillary to this Agreement which are part of the underlying transaction made the basis of this Agreement and executed in connection herewith, including but not limited to the Exhibits hereto ("Ancillary Agreements").

    3.3   CONSENTS AND APPROVALS; NO BREACH OR DEFAULT.  Except as set forth on
SCHEDULE 3.3(A), no consent, approval or authorization of, or filing or registration with, any Person or Entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement, or the consummation by Seller of the transactions contemplated hereby. Except as set forth on SCHEDULE 3.3(B), neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller, nor the consummation of the transactions contemplated herein by Seller, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Seller is, or the Assets are, subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement, contract, lease, license, instrument, promissory note, conditional sales contract, partnership agreement or other arrangement to which Seller or any of Seller's Affiliates is a party, or by which Seller is bound, or to which the Assets are subject.

    3.4 VALID AND BINDING OBLIGATION. Upon execution and delivery, this Agreement and each document, instrument or agreement to be executed by Seller in connection herewith, will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as same may be limited by applicable bankruptcy laws, insolvency laws, or other similar laws affecting the rights of creditors generally.

    3.5 TITLE TO ASSETS. Except as set forth on SCHEDULE 3.5, Seller has good, indefeasible and marketable title to the Assets, free and clear of restrictions or conditions to transfer or assignment, or mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions or restrictions. Seller shall, subject to the exceptions set forth on SCHEDULE 3.5 deliver to Buyer at Closing good, indefeasible and marketable title to the Assets, free and clear of restrictions or conditions to transfer or assignment, or mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions or restrictions.

    3.6 POSSESSION OF ASSETS; LEASED ASSETS. Seller is in possession of all of the Assets, and all assets leased to the Business from others. All assets leased to Seller from others and used in the Business, whether real, personal or mixed, are described on SCHEDULE 3.6 and SCHEDULE 3.14(B) attached hereto (the "Leased Assets"). The Assets and the Leased Assets constitute all of the property, whether real, personal, mixed, tangible, or intangible, that is owned or used in the

Business by Seller. Seller does not own legal or equitable title to any assets or interests in assets except the Assets and the Leased Assets. Seller shall deliver to Buyer on the Closing Date, possession of and/or control or dominion over all of the Assets and the Leased Assets, including without limitation all of Seller's accounts receivable, property, plant and equipment, other personal property, contract rights and general intangibles, customer and supplier lists, and assumed and trade names.

    3.7 CONDITION. To the Knowledge of the Seller, all of the Assets and the Leased Assets are in good operating condition and repair for their intended use, ordinary wear and tear excepted.

    3.8 CONTRACTS AND LEASES. All of the contracts, leases, documents, instruments, agreements, and other written or oral arrangements to which Seller is a party or by which Seller or the Assets may be bound are set forth on
SCHEDULE 2.1(B). Except as set forth on SCHEDULE 2.1(B), to the Knowledge of the Seller, all of the Contracts are valid and in full force and effect, and there has not been any default by Seller or any third party to any of said Contracts, or any event, fact or circumstance which with notice or lapse of time or both, would constitute a default by Seller or any other party to any of the Contracts. Seller has not received notice that any party to any of the Contracts intends to cancel or terminate any of the Contracts or exercise or not exercise any options that such party might have under any of the Contracts.

    3.9   EQUIPMENT.  All of the equipment owned by the Business is set forth on
SCHEDULE 2.1(A).

    3.10 ACCOUNTS RECEIVABLE. All of the Accounts Receivable of the Business as set forth in the Books and Records of the Business and all papers and documents relating thereto, are genuine and in all respects what they purport to be, and each such Account Receivable is valid and subsisting and is owed by the account debtor named in such Account Receivable. The amount of each Account Receivable represented as owing as of the date indicated (a) is the correct amount actually and unconditionally owing as of the date indicated, (b) is not subject to any set-offs, credits, disputes, defenses, deductions or countercharges, and (c) to the best knowledge of Seller, will be paid in the Ordinary Course of Business. None of the Accounts Receivable has been paid outside of the Ordinary Course of Business, and neither Seller nor any of her Affiliates has made any efforts to collect any of the Accounts Receivable outside of the Ordinary Course of Business.

    3.11 INVENTORIES. Except as set forth on SCHEDULE 2.1(J), the Business does not have any raw materials, work in process, finished goods or other inventory.

    3.12 LICENSES. All licenses and sublicenses owned by Seller or in which Seller has any rights (collectively, the "Licenses"), together with a brief description of each, are set forth on SCHEDULE 2.1(B). Seller has not infringed, and is not now infringing, on any license belonging to any other Person or Entity. Seller owns and holds adequate licenses necessary for the Business as now conducted by her, and that use does not, and will not, conflict with, infringe on or otherwise violate any rights of others. Buyer is hereby acquiring, and will continue to enjoy the use and benefit of, the Licenses.

    3.13 INTELLECTUAL PROPERTY. All of the Intellectual Property of the Business is set forth on SCHEDULE 2(E). The Intellectual Property constitutes all of the intellectual property necessary to the lawful conduct of the Business without any infringement or conflict with the rights of others, and no adverse claims have been asserted against the Intellectual Property, Seller or the Business with respect thereto.

    3.14 REAL PROPERTY; LEASED REAL PROPERTY. Except as set forth in SCHEDULE 3.14(A) with respect to real property owned by the Business, and SCHEDULE 3.14(B) with respect to real property leased by the Business (such real property being hereinafter referred to collectively as the "Real Property"), Seller neither owns nor leases any real property or improvements or interests therein. Except for Seller, there are no parties in possession of any portion of the Real Property as lessees, tenants at will or at sufferance, trespassers or otherwise. The heating, electrical, plumbing and other building equipment, as of the Closing, will be adequate in quantity and quality for normal operations of the Business, as presently conducted.

    3.15 INSURANCE. Attached hereto as SCHEDULE 3.15 is a true, complete and accurate list of all insurance policies maintained by the Business. The Seller has maintained and now maintains insurance protection against all liabilities, claims and risks against which, with respect to the Business and the Assets, it is customary to insure in the Ordinary Course of Business.

    3.16 BANKING. The names and addresses of all banks or other financial institutions in which the Business has an account, deposit or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits or having access to these boxes, are set forth on SCHEDULE 3.16 attached hereto.

    3.17 POWERS OF ATTORNEY. No Person or Entity holds a general or special power of attorney from Seller.

    3.18 PERSONNEL. Attached hereto as SCHEDULE 3.18 (A) is a list of the names, addresses, hire dates, dates of birth and job descriptions of all Employees of Seller, stating their rates of compensation including, if determined, bonuses payable to each. Attached hereto as SCHEDULE 3.18 (B) is a list of the names, addresses, dates of birth and services provided by all independent contractors used by Seller during the preceding one (1) year, stating their rates and methods of compensation.

    3.19 EMPLOYEE BENEFITS. SCHEDULE 3.19 is a true, correct and complete list of each "employee benefit plan," within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") which has ever been maintained or sponsored by Seller or any of her Affiliates. Each such employee benefit plan (and each related trust, insurance contract, or fund) is in full force and effect, and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws. Neither Seller nor any other party is in default under any of the plans, there have been no claims of default, and there are no facts, conditions or circumstances which if continued, or on notice, will result in a default, under any plan. None of the plans will, by its terms or under applicable law, become binding upon or become an obligation of the Buyer. No assets of any plan are being transferred to Buyer or to any plan of Buyer. Seller does not contribute to, and has never contributed to, and has never been required to contribute to, any multiemployer plan, and Seller does not have, and has never had, any liability (including withdrawal liability) under any multiemployer plan.

    3.20 EMPLOYMENT AGREEMENTS. SCHEDULE 3.20 is a list of all employment agreements, consulting agreements, collective bargaining agreements, and other agreements or arrangements providing for employee or other remuneration, severance payments or benefits to which Seller or any of her Affiliates is a party or by which Seller or any of her Affiliates is bound (collectively, the "Employment Agreements"). Buyer will not have any duty, liability or obligation with respect to any of the Employment Agreements. Except as set forth on
SCHEDULE 3.20, no Employees are represented by any labor organization.

    3.21 LIABILITIES. Seller does not have any liabilities, obligations or commitments of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except (a) liabilities which are adequately disclosed or accrued against in the Balance Sheet Reports, (b) liabilities which have been incurred in the Ordinary Course of the Business since July 31, 1997, and in accordance with standard, customary and historical practices and experiences of Seller, and (c) liabilities expressly set forth, as to the nature and amount thereof, on SCHEDULE 3.21. Buyer shall not incur any duty, liability or obligation with respect to any liabilities set forth on SCHEDULE 3.21. In no event shall the Buyer be liable for (or have paid any) legal, accounting or other costs or expenses incurred by Seller in connection with any of the transactions contemplated in this Agreement.

    3.22 LITIGATION. Except as set forth on SCHEDULE 3.22, there is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the Seller's Knowledge, threatened against or affecting Seller, her Affiliates, the Assets, the Leased Assets or the Business.

    3.23 TAX MATTERS. Seller has filed all tax returns that Seller was required to file, and all such tax returns were correct and complete in all respects. All Taxes owed by Seller (whether or not shown on any tax return) have been paid. Seller is not the beneficiary of any extension of time within which to file any tax return, and Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Seller has withheld and paid all Taxes required to have been withheld or paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, or other third party. Seller has no reason to believe that any authority might assess any additional Taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any Tax liability of Seller.

    3.24 COMPLIANCE WITH LAWS. To the Seller's Knowledge, Seller has complied with, and is not in violation of, applicable federal, state or local ordinances, statutes, laws, rules, restrictions and regulations (including, without limitation, any applicable Environmental, Health & Safety Laws) that affect, or are likely to affect, directly or indirectly, the Business, the Assets, the Leased Assets, the Real Property or the Customers, suppliers or financial prospects of Seller. There are not any uncured violations of federal, state or local laws, ordinances, statutes, orders, rules, restrictions, regulations or requirements affecting any portion of the Business, the Real Property, the Assets or the Leased Assets, and neither any of the Assets, the Leased Assets or the Real Property, nor the operation thereof nor the conduct of the Business, violates any applicable federal, state or municipal laws, ordinances, orders, regulations or requirements. Seller has not received notice of any past, present or future event, condition, circumstance, activity, practice, incident, action or plan which may interfere with or prevent compliance or continued compliance with the Environmental, Health & Safety Laws or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, lawsuit, proceeding, hearing, study or investigation, based on, related to, or alleging any violation of the Environmental Health & Safety Laws.

    3.25  FINANCIAL STATEMENTS.   The Financial Statements (a) are true,
complete, and correct in all material respects, (b) fairly and accurately present the financial position of the Business as of the periods described therein, and the results of the operations of the Business for the periods indicated, and (c) have been prepared consistently and in accordance with the Business's historical customs and practices.

    3.26 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in SCHEDULE 3.26, since July 31, 1997.

          (A) there has been no: (i) material adverse change in the financial condition, assets, liabilities, business or prospects of the Business; (ii) loss, destruction or damage to any property of the Business, whether or not insured; (iii) labor trouble, pending or threatened, involving the Business, or change in the personnel of the Business or the terms or conditions of their employment or other engagement; nor (iv) other event or condition of any character that has or could have a Material Adverse Effect on the Business;

          (B) Seller and her Affiliates have used their best efforts to preserve the business organization of Seller intact, to maintain the goodwill of the Business, to keep available to the Business the Employees and the independent contractors, and to preserve the present relationships of Seller with her suppliers, Customers, regulatory authorities and others having business relationships with her;

          (C) Seller has maintained and operated the Business in the Ordinary Course of Business and in accordance with industry practices and Seller's historical policies;

          (D) Seller has not made any payment of any type to any Employee or Affiliate other than ordinary salary or expenses which have been paid in the Ordinary Course of Business and fully disclosed to Buyer;

          (E) Seller has neither waived nor released any Material right of or Material claim held by her, nor discounted any of her Accounts Receivable, nor revalued any of her Assets or liabilities;

          (F) Seller has not acquired nor disposed of any assets having a value of $5,000 individually or $15,000 in the aggregate, and has not entered into any contract, commitment or arrangement therefor, and has not entered into any other transaction, other than for value in the Ordinary Course of Business and in accordance with industry practices;

          (G) Seller has not changed the salary or other compensation payable or to become payable by Seller to the Employees, independent contractors, agents or other personnel, and has not declared, made or committed to any kind of payment of a bonus or other additional salary or compensation to any such person;

          (H) Seller has not made a loan to any Person or Entity, and has not guarantied any loan, in an amount in excess of $5,000 individually or $15,000 in the aggregate;

          (I) Seller has not amended nor terminated any material contract, agreement, permit or license to which Seller is a party, or by which Seller or any of the Assets or Leased Assets are bound;

          (J) Seller has maintained all debt and lease instruments, and has not entered into any new or amended debt or lease instruments;

          (K) Seller has not entered into any agreement or instrument which would constitute an encumbrance, mortgage or pledge of the Assets, or which would bind Buyer or the Assets after Closing, in an amount in excess of $5,000 individually or $15,000 in the aggregate;

          (L) Seller has provided to Buyer any and all books, records, contracts, and other documents or data pertaining to the ownership, use, insurance, operation, renovation and maintenance of the Assets, the Leased Assets and the Business;

          (M) Seller has performed all of Seller's obligations under all contracts and commitments applicable to the Business, the Assets and the Leased Assets, and has maintained the Business's books of account and records in the usual, regular and customary manner;

          (N) Seller has complied with all statutes, laws, ordinances and regulations applicable to the Business, the Assets, the Leased Assets and the conduct of the Business;

          (O) Seller has paid all bills and other payments due with respect to the ownership, use, insurance, operation and maintenance of the Business, the Assets and the Leased Assets, as and when such bills or other payments were due, and has taken all action necessary or prudent to prevent liens or other claims for the same from being filed or asserted against any part of the Assets or the Leased Assets; provided however, Seller has not made any expenditures outside the Ordinary Course of Business, nor any capital expenditures, in excess of $5,000 individually or $15,000 in the aggregate;

          (P) Seller has not made any material changes in her management, operations, accounting or business practices or methods (including without limitation, any change in depreciation or amortization policies or rates); and

          (Q) all revenues or cash or other receipts from all sources in all media received by the Business have been deposited in the Business's account.

    3.27 CUSTOMERS. SCHEDULE 3.27 to this Agreement is a true, complete and correct list of all Customers of Seller, together with summaries of the services provided to each Customer during the one (1) year preceding the Closing Date. "Customer" means a customer or client of the Seller during the one year preceding the Closing Date. Except as indicated in SCHEDULE 3.27, Seller does not have any information, nor is she aware of any facts or circumstances, indicating that any of these Customers intend not to do business with Buyer to the same volume and extent, and on the same terms, as they have historically done business with Seller.

    3.28 INTERESTS IN CUSTOMERS, SUPPLIERS AND COMPETITORS. No Affiliate or Employee (nor any former Affiliate or Employee) of Seller, nor any relative of any of them, has any direct or indirect interest in any competitor, supplier or customer of Seller, nor any Person or Entity who has done business with Seller in the one (1) year preceding the Closing Date.

    3.29 BULK SALE WARRANTY FOR SALES TAX PURPOSES. Prior to Closing, Seller has never sold a substantial or significant part of her assets in any single transaction or series of transactions. The transaction contemplated herein is the sale of the entire operating assets of a business, and a sale outside the ordinary course of Seller's business, and therefor no sales tax is due upon the Closing of the Acquisition.

    3.30 DISCLOSURE. Seller has provided to Buyer actual copies of all Contracts, documents concerning all litigation and administrative proceedings, employee benefit plans, Licenses, insurance policies, lists of suppliers, Customers, Employees and independent contractors, and corporate records relating to Seller or her assets and liabilities, the Business and the Real Property, and such information covers all material commitments and liabilities of Seller. In addition, (a) Buyer has been kept fully informed with respect to all material developments in the business of Seller since the July 31, 1997, (b) management of Seller has not made any material business decisions, nor taken any material actions, since July 31, 1997 of which Buyer has not been advised, and (c) Buyer and its agents have been granted unlimited access to the books and records of Seller (whether retained electronically, on disc or on paper).

    3.31 FULL DISCLOSURE. This Agreement, the schedules and exhibits hereto, and all other documents and written information furnished by Seller to Buyer or its representatives pursuant hereto or in connection herewith, are true, complete and correct, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. There are no facts or circumstances relating to the Business or Seller's liabilities, prospects, operations or financial condition, or the Assets, which materially and adversely affect or, so far as the Seller can now reasonably foresee, will materially and adversely affect, the Business, Seller or the assets, liabilities, prospects, operations or financial condition thereof, or the ability of the Seller to perform this Agreement or the obligations of Seller hereunder.

     3.33 BROKERS. Except for The GulfStar Group, Inc., neither the Seller nor her Affiliates, officers, directors, or employees, has employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated herein.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

          Parent and Buyer jointly and severally represent and warrant that all of the following representations and warranties in this Article IV are true at the date of this Agreement and shall be true at the time of Closing and the IPO Closing Date, and that such representations and warranties shall survive the IPO Closing Date until the Expiration Date, except that solely for purposes of determining whether a claim for indemnification under Section 7.1 hereof has been made on a timely basis, and solely to the extent that in connection with the IPO, the Seller actually incurs liability under the Securities Act, the Exchange Act, or any other federal or state securities laws, the representations and warranties set forth herein shall survive until the expiration of any applicable limitations period, which shall be deemed to be the Expiration Date for such purposes.

     4.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all the necessary corporate powers to own its properties and to carry on its business as now owned and operated by it. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all the necessary corporate powers to own its properties and to carry on its business as now owned and operated by it.

     4.2 AUTHORITY. Each of Buyer and Parent, as applicable, has the right, power, legal capacity, and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and any Ancillary

Agreements by Buyer and Parent, as applicable, have been duly authorized by all necessary corporate action.

     4.3 CAPITAL STOCK OF PARENT AND BUYER. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of the Parent and the Buyer are as follows: (i) immediately prior to the Closing Date and the IPO Date, the authorized capital stock of Parent will consist of 100,000,000 shares of common stock, $.01 par value per share ("Parent Shares") of which the number of issued and outstanding shares will be set forth in the Registration Statement, and 10,000,000 shares of preferred stock, $1.00 par value, of which the number of issued and outstanding shares will be set forth in the Registration Statement, all of which will be fully paid and non-assessable except as otherwise set forth in the Registration Statement, and (ii) as of the date of this Agreement, the authorized capital stock of Buyer consists of 10,000 shares of common stock, no par value, all of which are issued and outstanding.

     4.4 TRANSACTIONS IN CAPITAL STOCK; ORGANIZATION ACCOUNTING. Except for the Other Agreements and except as set forth on in the Registration Statement,
(i) no option, warrant, call, conversion right or commitment of any kind exists which obligates the Parent or the Buyer to issue any of their respective authorized but unissued capital stock, and (ii) neither the Parent nor the Buyer has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. SCHEDULE 4.4 includes complete and accurate copies of all stock option or stock purchase plans, including a list of all outstanding options, warrants or other rights (excluding the Other Agreements) to acquire Parent Shares.

     4.5 COMMON STOCK. At the time of issuance thereof and delivery to the Seller, the Parent Shares to be delivered to the Seller pursuant to this Agreement will constitute valid and legally issued Parent Shares, fully paid and nonassessable, and with the exception of restrictions upon resale (a) set forth in Section 9.3 hereof and (b) contained in the Stock Pledge Agreement, will be identical in all substantive respects (which do not include the form of certificate upon which it is printed or the presence or absence of a CUSIP number on any such certificate) to the Parent Shares issued and outstanding as of the date hereof by reason of the provisions of the Texas Business Corporation Act. Except as provided in the previous sentence, the Parent Shares issued and delivered to the Seller shall at the time of such issuance and delivery be free and clear of any liens, claims or encumbrances of any kind or character. The Parent Shares to be issued to the Seller pursuant to this Agreement will not be registered under the 1933 Act, except as provided in Registration Rights Agreement.

     4.6 VALID AND BINDING OBLIGATIONS. Upon execution and delivery, each of this Agreement and the Ancillary Agreements will constitute the legal, valid, and binding obligation of Buyer or Parent, as applicable, enforceable in accordance with its terms, except as limited by bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

     4.7 BROKERS. Except for The GulfStar Group, Inc. neither Buyer nor any of its respective Affiliates, officers, directors, or employees, has employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated herein. Seller shall not be liable for the fee paid to The GulfStar Group, Inc.

     4.8 CONSENTS AND APPROVALS. No consent, approval or authorization of, or filing or registration with, any Person or Entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.


                                   ARTICLE V
                            COVENANTS OF THE PARTIES
                            ------------------------

     Buyer and Seller covenant and agree as follows:

     5.1 CONDUCT OF THE BUSINESS. Except as otherwise permitted by this Agreement or consented to by Buyer in writing, Seller shall through the IPO Closing Date conduct the Business in the ordinary course in substantially the same manner as heretofore, using her best efforts to preserve intact her present business organization, to keep available the services of her Employees, and to preserve her relationships with Customers, suppliers and others having business dealings with her.

     5.2 CERTAIN CHANGES. Except as otherwise permitted by this Agreement or consented to by Buyer in writing, Seller shall not: (a) subject any of the Assets to any lien or encumbrance; (b) dispose of any of the Assets; or (c) grant any increase in compensation or benefits to any Employee; (d) materially modify any of the liabilities, or (e) with respect to the Business, perform any act outside the Ordinary Course of Business except as otherwise contemplated by this Agreement.

     5.3 NOTICE. Seller will notify Buyer immediately in writing if (i) any of Seller's representations or warranties set forth in this Agreement are or become untrue prior to the IPO Closing Date, (ii) Seller fails to fully perform all of the covenants of Seller set forth in this Agreement, or (iii) there occurs any Material adverse development in the Business or Seller's market position, sales, profit trends, labor regulations, litigation or insurance claims or otherwise.

     5.4 RECORDS. From the date of execution of this Agreement until the Closing, Seller shall permit Buyer the right, during normal business hours, to inspect any documents, Books and Records or other information pertaining to the Assets.

     5.5 U.C.C. SEARCHES. Within five (5) days from the date of execution hereof, Buyer, at Buyer's sole cost and expense, shall deliver to Seller current searches of all Uniform Commercial Code financing statements filed with the Office of the Secretary of State of California and in any other state, or county in which the Seller has an office, against Seller. Any and all liens, pledges, mortgages, security interests and encumbrances affecting the Assets, regardless of whether same are disclosed in such lien searches, shall be released and discharged by Seller at or prior to Closing.

     5.6 BULK SALES. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law in any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that except for the Assumed Liabilities, the indemnity provisions of Article VII hereof shall apply to any damages of Buyer arising out of or resulting from the failure of Buyer or Seller to comply with any such laws or any similar law which may be asserted to be applicable.

     5.7 TERMINATION OF EMPLOYMENT OF SELLER'S EMPLOYEES. Buyer anticipates extending an offer of employment to substantially all of the Employees of the Seller on substantially the same terms and conditions as the Employees currently are employed by Seller. Notwithstanding the foregoing, nothing herein shall imply or guarantee employment of any Employee of Seller by Buyer. If Seller's Employees desire employment with Buyer, they will be interviewed in conjunction with the applicants from other sources and given strong consideration for available positions with Buyer, at the wages, hours, and conditions of employment established by Buyer prior to hiring any Employees. Seller agrees to use her best efforts to make available the Employees to the Buyer that Buyer desires to hire for the purpose of operating the Business. Notwithstanding anything to the contrary contained herein, Buyer agrees that it will offer to employ substantially all of Seller's Employees. Nothing shall prohibit Buyer from terminating any of Seller's Employees subsequent to their employment by Buyer.

     5.8 COOPERATION IN CONNECTION WITH THE IPO. The Seller will (a) provide the Parent and the Underwriter with all the Information concerning Seller which is reasonably requested by the Parent and the Underwriter from time to time in connection with effecting the IPO and (b) cooperate with the Parent and the Underwriter and their respective representatives in the preparation and amendment of the Registration Statement (including the Financial Statements) and in responding to the comments of the SEC staff, if any, with respect thereto, to the extent that any of the foregoing concern or reasonably relate to the Seller. The Seller agrees promptly to (a) advise the Parent if, at any time during the period in which a prospectus relating to the IPO is required to be delivered under the Securities Act, any information contained in the then current Registration Statement prospectus concerning the Seller becomes incorrect or incomplete in any material respect and (b) provide the Parent with the information needed to correct or complete that information.

     5.9 ADDITIONAL FINANCIAL STATEMENTS. Seller shall promptly furnish to Buyer a copy of all Financial Statements for each additional month-end period beyond July 31, 1997 as soon as same is regularly prepared by Seller in the Ordinary Course of Business. All such additional Financial Statements shall be subject to the same representations and warranties as contained in Section 3.26 of this Agreement. The Parties acknowledge and agree that Buyer shall be permitted to conduct at its sole cost and expense an audit of Seller for the fiscal years ended 1994, 1995 and 1996 in connection with the IPO. Buyer shall pay Seller's reasonable costs incurred in preparing such monthly financial statements.

     5.10 SUPPLEMENTAL INFORMATION. The Seller agrees that, with respect to the representations and warranties of that party contained in this Agreement, that party will have the continuing obligation through the IPO Closing to provide the Parent promptly with such additional supplemental Information (collectively, the "Supplemental Information"), in the form of (a) amendments to then existing Schedules or (b) additional Schedules, as would be necessary, in the light of the circumstances, conditions, events and states of facts then known to the Seller, to make each of those representations and warranties true and correct as of the Closing and on the IPO Closing Date. For purposes only of determining whether the conditions to the obligations of the Parent and Buyer which are specified in Section 6.3 have been satisfied, the Schedules as of the Closing and on the IPO Closing Date shall be deemed to be the Schedules and the Investor Representation Letter as of the date hereof as amended or supplemented by the Supplemental Information provided to the Parent prior to the Effective Date pursuant to this Section 5.10; provided, however, that if the Supplemental Information so provided discloses the existence of circumstances, conditions, events or states of facts which, in any combination thereof, (a) have had a Material Adverse Effect or (b), based upon the advice of the Underwriter, the Parent has determined (which shall be conclusive for purposes of this Section
5.10 and 8.3(a)(iv), but not for any purpose of Article VII), (i) are having or will have a Material Adverse Effect, (ii) will materially adversely affect the Parent's ability to consummate the IPO or (iii) will adversely affect the pricing of the Parent Shares in the IPO, the Parent will be entitled to terminate this Agreement pursuant to Section 8.3(a)(iv); and provided, further, that if the Parent is entitled to terminate this Agreement pursuant to Section 8.3(a)(iv), but elects not to do so, it will be entitled to treat as Buyer Indemnified Losses (which treatment will not prejudice the right of the Seller to contest Damage claims made by the Parent in respect of those Buyer Indemnified Losses) all Damages to the Business which are attributable to the circumstances, conditions, events and state of facts first disclosed herein after the date hereof in the Supplemental Information. The Parent will provide the Seller with copies of the Registration Statement, including all pre-effective amendments thereto, promptly after the filing thereof with the SEC under the Securities Act.

     5.11 INSURANCE. Seller shall assist, and shall cause her Affiliates to assist, Buyer in transferring to Buyer any insurance applicable to the Assets or the Leased Assets which Buyer elects to maintain in effect.

     5.12 CONFIDENTIALITY. Seller will not, and will not permit any of her Affiliates to, disclose any information of a confidential or proprietary nature concerning the Assets or the Business to any third parties, and in no event shall Seller use, or allow any of her Affiliates to use, such confidential or proprietary information for her or his own benefit or to the detriment of Buyer or the Business. No public or private announcement shall be made of the transactions contemplated herein, nor the terms hereof, by Seller or any of her Affiliates, without the prior written approval of Buyer as to timing, form and content. Except for disclosure required in the Registration Statement or a public announcement made in connection therewith, no public announcement shall be made of the transactions contemplated herein, nor the terms hereof, by Parent or any of its Affiliates, without the prior written approval of Buyer as to form and content

                                   ARTICLE VI
                                  THE CLOSING
                                  -----------

     6.1 PRICING. At or prior to Pricing, the Parties shall take all actions necessary to (a) complete the Acquisition (including the execution and delivery of this Agreement and the Ancillary Agreements which shall be placed in escrow under the control of the Parent for release to the Parties on the IPO Date), and
(b) effect the delivery of the Parent Shares referred to in Section 2.3 hereof, provided however, that such actions shall not include the actual completion of the Acquisition or the delivery of the Common Stock and funds referred to in
Section 2.3 hereof, each of which actions shall only be taken upon the IPO Closing Date as herein provided. For purposes of this Article VI, the term "Pricing" shall mean the date of determination by Parent and the Underwriter of the public offering price of the Parent Shares in the IPO; the Parties contemplate that the Pricing shall take place on the Closing Date. The escrow agreement relating to this Agreement and the Ancillary Agreements shall provide that in the event that there is no IPO Closing Date, and this Agreement terminates as provided in Section 8.3(b)(ii), the Agreement and the Ancillary Agreements shall not be delivered to the Parties. The taking of the actions described in clauses (a) and (b) above (the "Closing") shall take place on the closing date (the "Closing Date") at the offices of Boyer, Ewing & Harris Incorporated, 9 Greenway Plaza, Suite 3100, Houston, Texas 77046. On the IPO Closing Date, all transactions contemplated by this Agreement, including the delivery of the Parent Shares, the wire transfer of the cash portion of the Purchase Price which Seller is entitled to receive pursuant to Section 2.3 hereof, and the closing of the IPO shall occur and be completed. Except as otherwise provided in Section 8.3 hereof, during the period from the Closing Date to the IPO Closing Date, this Agreement may only be terminated by the Parties if the Underwriting Agreement is terminated pursuant to the terms thereof.

     6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of the Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions other than the conditions set forth in this Section 6.2(i) and (viii) that cannot be satisfied prior to the IPO Closing Date. The obligations of the Seller with respect to actions to be taken on the IPO Closing Date are subject to the satisfaction or waiver on or prior to the IPO Closing Date of the conditions set forth in this Section 6.2(i) and (viii). As of (a) the Closing Date if any such conditions have not been satisfied other than the conditions set forth in this Section 6.2(i) and (viii) that cannot be satisfied prior to the IPO Closing Date or (b) the IPO Closing Date, if any such conditions have not been satisfied, the Seller shall have the right to terminate this Agreement, or in the alternative, waive any condition not so satisfied.
Any act or action of the Seller in consummating the Closing on the Closing Date to the extent set forth in the first sentence of Section 6.1 shall constitute a waiver of any conditions not so satisfied other than the conditions set forth in this Section 6.2(i) and (viii) that cannot be satisfied prior to the IPO Closing Date. However, no such waiver shall be deemed to affect the survival of the representations and warranties of Parent and Buyer contained in Article IV hereof.

          (i) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All representations and warranties of the Parent and the Buyer contained in
     Article IV shall be
     true and correct in all material respects as of the Closing Date and the IPO Closing Date as though such representations and warranties had been made as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Parent and the Buyer on or before the Closing Date and the IPO Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date and the IPO Closing Date, respectively, and signed by each of the Parent and the Buyer shall have been delivered to the Seller.

          (ii) NO LITIGATION. No action or proceeding before a Governmental Authority shall have been instituted or threatened to restrain or prohibit the Acquisition or the IPO and no Governmental Authority shall have taken any other action or made any request of the Parent or the Buyer as a result of which the management of the Seller deems it inadvisable to proceed with the transactions hereunder.

          (iii) OPINION OF COUNSEL. The Seller shall have received an opinion from counsel for the Parent dated the Closing Date, in the form attached as Exhibit F-1 hereto.

          (iv) REGISTRATION STATEMENT. The Registration Statement, as amended to cover the offering, issuance and sale by Parent of such number of Parent Shares at the IPO Price (which need not be set forth in the Registration Statement when it becomes effective under the Securities Act) as shall yield aggregate cash proceeds to the Parent from that sale (net of Underwriter's discount or commissions) in at least the amount (the "Minimum Cash Amount") that is sufficient, when added to the funds, if any, available from other sources (if any, and as set forth in the Registration Statement when it becomes effective under the Securities Act)(the "Other Financing Sources") to enable the Parent to pay or otherwise deliver on the IPO Closing Date (i) the total cash portion of the Purchase Price then to be delivered pursuant to Article II; (ii) the total cash portion of the acquisition consideration then to be delivered pursuant to the Other Agreements as a result of the consummation of the acquisition transactions contemplated thereby, and (iii) the total amount of indebtedness of the Seller, each Other Acquired Business and the Parent which the Registration Statement discloses at the time it becomes effective under the Securities Act will be repaid with proceeds received by the Parent from the IPO and Other Financing Sources.

          (v) CONSENTS AND APPROVALS. All necessary consents of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Acquisition.

          (vi) GOOD STANDING CERTIFICATES. Parent and the Buyer each shall have delivered to the Seller certificates, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Texas and California Secretaries of State, respectively, and in each state in which the Parent and Buyer is authorized to do business, showing that each of the Parent and the Buyer is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for the Parent and the Buyer, respectively, for all periods prior to the Closing have been filed and paid.

          (vii) NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred with respect to the Parent or the Buyer which would constitute a Material Adverse Effect.

          (viii) CLOSING OF IPO. The closing of the sale of the Parent Shares to the Underwriters in the IPO shall have occurred simultaneously with the IPO Closing Date hereunder.

          (ix) SECRETARY'S CERTIFICATE. The Seller shall have received a certificate or certificates, dated the Closing Date and signed by the secretary of each of the Parent and the Buyer, certifying the truth and correctness of attached copies of the Parent's and the Buyer's respective resolutions of their boards of directors and, if required, the stockholders of the Parent and the Buyer approving the Parent's and the Buyer's entering into this Agreement and the consummation of the transactions contemplated hereby.

          (x) SELLER EMPLOYMENT AGREEMENT. The Buyer shall have entered into an employment agreement with the Seller in the form attached as Exhibit A ("Seller Employment Agreement").

          (xi) REGISTRATION RIGHTS AGREEMENT. Parent shall have entered into the Registration Rights Agreement with the Seller in the form attached as Exhibit B ("Registration Rights Agreement").

     6.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT AND THE BUYER. The obligations of the Parent and the Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions other than the conditions set forth in this Section 6.3(i) and (vii) that cannot be satisfied prior to the IPO Closing Date. The obligations of Parent and Buyer with respect to actions to be taken on the IPO Closing Date are subject to the satisfaction or waiver on or prior to the IPO Closing Date of all of the following conditions. As of (a) the Closing Date if any such conditions other than the conditions set forth in this
Section 6.3(i) and (vii) that cannot be satisfied prior to the IPO Closing Date have not been satisfied or (b) as of the IPO Closing Date, if any such conditions have not been satisfied, Parent and Buyer shall have the right to terminate this Agreement, or waive any such condition, but no such waiver shall be deemed to affect the survival of the representations and warranties contained in Article III hereof.

          (i) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATION. All the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date and the IPO Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller on or before the Closing Date or the IPO Closing Date, as the case may be, shall have been duly performed or complied with in all Material respects; and the Seller shall have delivered to the Buyer certificates dated the Closing Date and the IPO Closing Date, respectively, and signed by them to such effect.

          (ii) NO LITIGATION. No action or proceeding before a Governmental Authority shall have been instituted or threatened to restrain or prohibit the Acquisition or the IPO and no Governmental Authority shall have taken any other action or made any request of Parent as a result of which the management of Parent deems it inadvisable to proceed with the transactions hereunder.

          (iii) OPINION OF COUNSEL. Parent shall have received an opinion from Counsel to the Seller, dated the Closing Date, substantially in the form attached as Exhibit F-2 hereto.

          (iv) REGISTRATION STATEMENT. The Registration Statement, as amended to cover the offering, issuance and sale by Parent of such number of Parent Shares at the IPO Price as shall yield aggregate cash proceeds to the Parent from that sale (net of Underwriter's discount or commissions) in at least the Minimum Cash Amount.

          (v) CONSENTS AND APPROVALS. All necessary consents of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made; all consents and approvals of third parties shall have been obtained; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Acquisition.

          (vi) NO MATERIAL ADVERSE CHANGE. No event or circumstance shall have occurred with respect to the Seller which would constitute a Material Adverse Effect, and the Seller shall not have suffered any Material loss or damages to any of her properties or assets, whether or not covered by insurance, which change, loss or damage Materially affects or impairs the ability of the Seller to conduct her business.

          (vii) CLOSING OF IPO. The closing of the sale of the Parent Shares to the Underwriters in the IPO shall have occurred simultaneously with the IPO Closing Date hereunder.

          (viii) SELLER EMPLOYMENT AGREEMENT. The Seller shall have entered into the Seller Employment Agreement.

          (ix) REGISTRATION RIGHTS AGREEMENT. Seller shall have entered into the Registration Rights Agreement.

          (x) BILL OF SALE. Seller shall have delivered to the Buyer instruments of assignment and transfer or bills of sale signed by the Seller as the Buyer reasonably requests, including the Bill of Sale attached as Exhibit C ("Bill of Sale").

          (xi) INVESTOR REPRESENTATION LETTER. Seller shall have delivered to the Parent at or prior to the signing of the Registration Statement an Investor Representation Letter in the form attached as Exhibit D, with respect to the acquisition of the Parent Shares to be issued to Seller.

          (xiii)   STOCK PLEDGE AGREEMENT.  Seller shall have delivered to
     Buyer a Stock Pledge Agreement in the form attached as Exhibit E ("Stock Pledge") as well as the Parent Shares issuable to the Seller at the Closing (complete with stock powers executed in blank).

          (xiv) SATISFACTION. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to the Parent.

     6.4 FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. The Seller, at any time at or after the Closing, will execute, acknowledge and deliver any further bills of sale, assignments and other assurances, documents and instruments of transfer, reasonably requested by the Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the Buyer, for the purpose of assigning and confirming to the Buyer, all of the Assets. The Buyer shall notify the Seller promptly, and in no event more than ten (10) business days after the Buyer's receipt, of any tax inquiries or notifications thereof which relate to any period prior to the Effective Date, and the Seller shall prepare and deliver responses to such inquiries as the Seller deems necessary or appropriate. In addition, the Seller shall make available the books and records of the Business during reasonable business hours and take such other actions as are reasonably requested by the Buyer to assist the Buyer in the operation of the Business.

     6.5 CONFIDENTIAL INFORMATION. After the Closing and except as otherwise specifically permitted in this Agreement, each party to this Agreement agrees, on behalf of itself and its Affiliates, to use reasonable efforts not to divulge, communicate, use to the detriment of any other party to this Agreement or its Affiliates or for the benefit of any other person or persons, any confidential information or trade secrets of such other party with respect to the Assets or the Business, including personnel information, secret processes, know-how, customer lists, formulae, or other technical data; provided however, if any party to this Agreement or any of its Affiliates is compelled to disclose such information to any tribunal, regulatory or Governmental Authority or else stand liable for contempt or suffer other censure and penalty, such party may so disclose such information without any liability hereunder.

     6.6 ASSIGNMENT OF CONTRACTS. On or before the Effective Date, Seller shall have delivered to Buyer all of the Contracts presently in force and shall have effected a valid assignment of all of Seller's rights and obligations thereunder.

                                  ARTICLE VII
                                INDEMNIFICATION
                                ---------------

     7.1  INDEMNIFICATION.

          A. BY THE SELLER. Subject to Section 7.1(E) hereof, the Seller shall indemnify, save, defend and hold harmless the Parent and Buyer and their respective shareholders, directors, officers, partners, agents and employees (collectively, the "Buyer Indemnified Parties") from and against any and all costs, lawsuits, losses, liabilities, deficiencies, claims and expenses, including interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "Damages"), (i) incurred in connection with or arising out of or resulting from or incident to any breach of any covenant, breach of warranty as of the Effective Date, or the inaccuracy of any representation as of the Effective Date, made by the Seller in or pursuant to this Agreement or the Ancillary Agreements, or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Seller under this Agreement, (ii) based upon, arising out of, or otherwise in respect of any liability or obligation of the Business or relating to the Assets (a) relating to any period prior to the Effective Date, other than those Damages based upon or arising out of the Assumed Liabilities, or (b) arising out of facts or circumstances existing prior to the Effective Date, other than those Damages based upon or arising out of the Assumed Liabilities; provided however, that the Seller shall not be liable for any such Damages to the extent, if any, such Damages result from or arise out of a breach or violation of this Agreement by any Buyer Indemnified Parties, and (iii) any liability under the Securities Act, the Exchange Act or other federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a Material fact relating to the Seller, and provided to Parent or its counsel by the Seller, contained in the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a Material fact relating to the Seller required to be stated therein or necessary to make the statements therein not misleading, provided however, that such indemnity shall not inure to the benefit of Parent and Buyer to the extent such untrue statement (or alleged untrue statement) was made in, or omission (or alleged omission) occurred in, any preliminary prospectus and Seller provided, in writing, corrected information to Parent and Parent's counsel for inclusion in the Final Prospectus, and such information was not included or properly delivered.

          B. BY THE BUYER. Subject to Section 7.1(E) hereof, the Parent and Buyer shall indemnify, save, defend and hold harmless the Seller from and against any and all Damages (i) incurred in connection with or arising out of or resulting from or incident to any breach of any covenant, breach of warranty as of the Effective Date, or the inaccuracy of any representation as of the Effective Date, made by the Buyer or Parent in or pursuant to this Agreement, the Ancillary

Agreements, or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Buyer under this Agreement, (ii) based upon, arising out of or otherwise in respect of any liability or obligation of the Business or relating to the Assets
(a) relating to any period on and after the Effective Date, other than those Damages based upon or arising out of the Retained Liabilities, or (b) arising out of facts or circumstances existing on and after the Effective Date, other than those Damages based upon or arising out of the Retained Liabilities; provided, however, that the Buyer shall not be liable for any such Damages to the extent, if any, such Damages result from or arise out of a breach or violation of this Agreement by the Seller , (iii) under the Securities Act, the Exchange Act or other federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of a Material fact relating to Parent, Buyer or any Other Acquired Business contained in any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based upon any omission (or alleged omission) to state therein a Material fact relating to Parent or Buyer or any of the Other Acquired Businesses required to be stated therein or necessary to make the statements therein not misleading.

          C. DEFENSE OF CLAIMS. If any lawsuit or enforcement action is filed against any Party entitled to the benefit of indemnity hereunder, written notice thereof describing such lawsuit or enforcement action in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification the indemnified Party is entitled to receive hereunder), shall be given to the indemnifying Party as promptly as practicable (and in any event within ten (10) days, after the service of the citation or summons) ("Notice of Action"); provided that the failure of any indemnified Party to give timely notice shall not affect its rights to indemnification hereunder to the extent that the indemnified Party demonstrates that the amount the indemnified Party is entitled to recover exceeds the actual damages to the indemnifying Party caused by such failure to so notify within ten
(10) days and so long as the indemnifying Party is not materially prejudiced by the failure to receive such notice. The indemnifying Party may elect to compromise or defend any such asserted liability and to assume all obligations contained in this Section 7.1 to indemnify the indemnified Party by a delivery of notice of such election ("Notice of Election") within ten (10) days after delivery of the Notice of Action. Upon delivery of the Notice of Election, the indemnifying Party shall be entitled to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying Party's sole cost, risk and expense, and the indemnified Party shall cooperate in all reasonable respects, at the indemnifying Party's sole cost, risk and expense (except with respect to the fees and expenses of the indemnified Party's attorney, which shall be borne by the indemnified Party) with the indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified Party may, at its own cost, risk and expense, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Notice of Election is delivered to the indemnified Party, the indemnified Party shall not pay, settle or compromise such claim without the indemnifying Party's consent, which consent shall not be unreasonably withheld. If the indemnifying Party elects not to defend the claim of the indemnified Party or does not deliver to the indemnified Party a Notice of Election within ten (10) days after delivery of the Notice of Action, the indemnified Party may, but shall not be obligated to, defend, compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of the indemnifying Party.

          D. THIRD PARTY CLAIMS. The provisions of this Section 7.1 are not limited to matters asserted by the Parties, but cover Damages incurred in connection with third party claims. The indemnity hereunder is in addition to any and all rights and remedies of the Parties in connection herewith.

          E. LIMITATION ON INDEMNIFICATION. Notwithstanding the other provisions of this Section 7.1, Seller shall not be liable to Buyer Indemnified Parties, and Parent and Buyer shall not be liable to Seller, for the first $25,000 in aggregate Damages suffered by such indemnified Parties; provided, however, that once any such indemnified Parties have suffered Damages aggregating in excess of $25,000, the indemnifying Party shall reimburse the indemnified Parties for the full amount of such Damages, including the $25,000 in Damages initially excluded. In no event shall the aggregate Damages payable by an indemnifying Party to indemnified Parties exceed 50% of the Purchase Price.

     7.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements of the Parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the Parties until the Expiration Date.

                                  ARTICLE VIII
                            TERMINATION AND REMEDIES
                            ------------------------

     8.1 SPECIFIC PERFORMANCE; REMEDIES. Each of the Parties hereby agrees that the transactions contemplated by this Agreement are unique, and that each Party shall have, in addition to any other legal or equitable remedy available to it, the right to enforce this Agreement by decree of specific performance.
If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it, he or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

     8.2 OFFSET; REMEDIES. To the extent not otherwise prohibited by applicable law, all amounts due and owing by the Buyer to the Seller under this Agreement, the Ancillary Agreements, or any other document, instrument, or agreement executed in connection herewith shall be subject to offset by the Buyer to the extent of any Damages incurred by any breach by the Seller, under this Agreement or any Ancillary Agreement, or any document, instrument, or agreement executed in connection herewith. In the event Buyer elects to offset any Damages incurred as a result of any such breach, Buyer shall furnish Seller notice containing detailed information about the breach, the magnitude of the damages that Buyer has or reasonably expects to incur, and whether the offset is against the Parent Shares pledged under the Stock Pledge Agreement or otherwise (the act of offsetting by Buyer shall be referred to as an "Offset"). The Seller acknowledges and agrees that but for the right of Offset contained in this Agreement, the Buyer would not have entered into this Agreement or any of the transactions contemplated herein. If any legal action or other proceeding is brought for the enforcement of this Agreement, any Ancillary Agreement, or any document, instrument, or agreement executed in connection herewith, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, or any Ancillary Agreement, or any document, instrument, or agreement executed in connection herewith, the successful or prevailing Party or Parties shall be entitled to recover other remedies to which it or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law. Buyer shall not effect an Offset hereunder without giving Seller at least 10 days advance written notice of its intent to do so. During such 10-day period, Seller shall have the right to cure any breach giving rise to the Damages which are the subject of the Offset, provided the events giving rise to such Damages are curable.

     8.3 TERMINATION. Termination of This Agreement. (a) This Agreement may be terminated at any time prior to the Closing solely:

          (i) by the mutual written consent of the Parent and the Seller;

          (ii) subject to Section 8.5, by the Seller, on the one hand, or by the Parent, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by December 31, 1997, unless the failure of such transactions to be consummated results from the willful failure of the Party seeking to terminate this Agreement to perform or materially adhere to any agreement required hereby to be performed or adhered to by it prior to or at the Closing or thereafter on the IPO Closing Date;

          (iii) by the Seller, on the one hand, or by the Parent, on the other hand, if a Material breach or default shall be made by the other Party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein; or

          (iv) by the Parent if it is entitled to do so as provided in Section 5.10.

          (b) Subject to Section 8.5, this Agreement may be terminated after the Closing solely:

          (i) by the Parent or the Seller if the Underwriting Agreement is terminated pursuant to its terms after the Closing and prior to the consummation of the IPO; or

          (ii) automatically and without action on the part of any party hereto if the IPO is not consummated within ten (10) New York City business days after the date of the Closing.

     8.4 LIABILITIES IN EVENT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.3, there shall be no liability or obligation on the part of any Party hereto except to the extent that such liability is based on the breach by that Party of any of its representations, warranties or covenants set forth in this Agreement.

     8.5  SELLER'S OPTION.   If the IPO Closing Date has not occurred by
December 31, 1997, and Seller has not breached this Agreement, Seller shall have the option to terminate this Agreement as set forth in Section 8.3 or require Buyer or Parent to purchase the Assets for the same Purchase Price as is provided in Section 2.3 hereof, subject to the adjustments provided in Sections
2.4 and 2.5 (the "Option Price"); provided that the form of payment of the Option Price shall be as described below. The Option Price would be payable 50% in cash and 50% in two convertible subordinated notes of Buyer ("Notes"). One Note ("Note One") would be in an original principal amount equal to 20% of the Option Price and would bear interest at 7% per annum payable quarterly. The principal balance of Note One would be payable in 16 quarterly installments, the first of which would be due on the end of the 15/th/ month following the date of such Note. Payments of principal and interest on Note One would be subject to
(a) the continued generation by the division of the Buyer established to operate the Business of EBIT (as defined below) of at least $1,006,200 and (b) subordination provisions regarding such payments as are required by Parent's senior lenders (such subordination provisions to be substantially the same as those executed by Richard Looney). Note One would have default provisions equivalent to those contained in other such notes issued the subsidiaries of the Parent in previous transactions and, in the event of an IPO or upon the sale of the Parent, would, at Seller's option, accelerate or convert into Parent Shares. Any conversion of Note One would be at the sales price or 90% of the IPO price. The second Note ("Note Two") would be in an original principal amount equal to 30% of the Option Price and would bear interest at 6% per annum payable quarterly. The principal balance of Note Two would be payable in full at the end of the eighth year. Note Two would have default provisions similar to those contained in similar notes issued by subsidiaries of the Parent and would be subordinated as required by Parent's senior lenders. Note Two would automatically convert into Parent Shares upon the occurrence of certain conditions. EBIT shall be equal to Seller's pre-tax income plus (i) net interest expense, (ii) one-time expenses and (iii) depreciation and amortization. In addition to the other conditions contained herein, the Seller's option will be subject to the additional condition that the Buyer shall have received notification from Texas Commerce Bank, N.A. that such it has approved consummation of the transactions contemplated by this Section 8.5 under the Parent's acquisition line of credit.

                                   ARTICLE IX
                  COVENANTS OF BUYER AND SELLER AFTER CLOSING

     9.1. FINAL NET WORTH ADJUSTMENT. Within 30 days after the IPO Closing Date, the Buyer and Seller shall adjust the Purchase Price of the Assets as set forth in Sections 2.4 and 2.5, and the

Buyer shall deliver to Seller, or Seller shall deliver to Buyer, cash equal to the differential between the Guaranteed Net Worth and the Final Net Worth, if any.

     9.2. PREPARATION AND FILING OF TAX RETURNS.

          (i) The Seller shall file or cause to be filed all federal income tax returns of the Seller for all taxable periods that end on or before the IPO Closing Date, and shall permit the Parent to review all such tax returns prior to such filings.

          (ii) Parent shall file or cause to be filed all separate tax returns of, or that include, any Other Acquired Business for all taxable periods ending after the IPO Closing Date.

          (iii) Each Party shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other Parties hereto such cooperation and information as any of them reasonably may request in filing any tax return, amended tax return or claim for refund, determining a liability for taxes or a right to refund of taxes or in conducting any audit or other proceeding in respect of taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant tax returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and tax basis of property, which such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each Party required to file tax returns pursuant to this Agreement shall bear all costs of filing such tax returns.

     9.3 RESTRICTIVE LEGEND. The Seller consents to the imprinting on all certificates representing Parent Shares issued to her as part of the Purchase Price of the following legend:

     THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, NOR THE SECURITIES LAWS OF ANY STATE. SUCH SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME, EXCEPT UPON (1) SUCH REGISTRATION, OR (2) DELIVERY TO THE ISSUER OF SUCH SHARES OF AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER, OR (3) THE SUBMISSION TO THE ISSUER OF SUCH SHARES OF OTHER EVIDENCE, REASONABLY ACCEPTABLE TO THE ISSUER, TO THE EFFECT THAT ANY SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER WILL NOT BE IN VIOLATION OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR OTHER APPLICABLE SECURITIES LAWS OF ANY STATE, OR ANY RULES OR REGULATIONS PROMULGATED THEREUNDER.

     9.4 PLEDGE OF PARENT SHARES. Seller shall deliver all Parent Shares acquired from the Buyer as part of the Purchase Price to Buyer to be held pursuant to the terms of the Stock Pledge Agreement.


                                   ARTICLE X
                                 MISCELLANEOUS
                                 -------------

     10.1 FEES. Except as expressly set forth herein to the contrary, each Party shall be responsible for all costs, fees and expenses (including attorney and accountant fees and expenses) paid or incurred by such Party in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, or otherwise in connection with the transaction contemplated hereby.

     10.2 MODIFICATION OF AGREEMENT. This Agreement may be amended or modified only in writing signed by all of the Parties.

     10.3 NOTICES. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered personally or telefaxed with receipt of transmission confirmed during regular business hours during a business day to the appropriate location described below, or three (3) business days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed as follows:

          IF TO SELLER:          Jilio & Associates
                                 3090 Bristol, Suite 100
                                 Costa Mesa, California 92626
                                 Attn: Colleen Jilio

          IF TO the Seller:
                                 Colleen Jilio
                                 3090 Bristol, Suite 100
                                 Costa Mesa, California 92626

          With a copy to:        Steve Kane
                                 Charles & Kane
                                 1920 Main Street, Suite 1070
                                 Irvine, California 92614
                                 Fax No. (714) 852-9878
                                 E-Mail cksmk@AOL.com

         IF TO BUYER OR PARENT: Litigation Resources of America-California, Inc.
                                Litigation Resources of America, Inc.
                                650 First City Tower, 1001 Fannin
                                Houston, Texas 77002
                                Phone:  713/653-7100
                                Fax:   713/653-7172

          With a copy to:       John W. Menke
                                Boyer, Ewing & Harris Incorporated
                                Nine Greenway Plaza, Suite 3100
                                Houston, Texas 77046
                                Phone: 713/871-2025
                                Fax: (713) 871-2024

Any addressee at any time by furnishing notice to the other addressees in the manner described above may designate additional or different addresses for subsequent notices or communications.

     10.4 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the enforceability of any other provision of this Agreement.

     10.5 ENTIRE AGREEMENT; BINDING EFFECT. This Agreement and the Ancillary Agreements set forth the entire agreement among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

     10.6 WAIVER. No delay in the exercise of any right under this Agreement shall waive such rights. Any waiver, to be enforceable, must be in writing.

     10.7 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA.

     10.8 ASSIGNMENT. The Seller shall not assign this Agreement or any interest herein.

     10.9 HEADINGS. Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

     10.10 SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement or to be delivered by the Seller, upon review and approval by the Buyer, are and shall be hereby incorporated in and made a part of this Agreement. All Schedules to this Agreement must be delivered no later than four
(4) days prior to Closing, in order to provide the Buyer ample time to review and evaluate the items described therein and disclosed thereby. Although the Schedules remain subject to the review and approval of the Buyer, no such review or approval shall constitute a waiver by the Buyer of any breach or default caused by the inaccuracy or incompleteness of any Schedule, the accuracy and completeness of the Schedules being the sole responsibility of the Seller.

     10.11 RIGHTS AND LIABILITIES OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties, the Buyer Indemnified Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

     10.12 SURVIVAL. Subject to Section 7.2, this Agreement, including but not limited to all covenants, warranties, representations and indemnities contained herein, shall survive the Closing, and the Bill of Sale and all other documents, instruments or agreements relating to the Assets and the transactions contemplated herein shall not be deemed merged therein.

     10.13 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

     10.14 ATTORNEYS' FEES. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing Party in such action shall be entitled to recover its reasonable attorneys' fees from the other Party hereto.

     10.15 DRAFTING. All Parties hereto acknowledge that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement in multiple counterparts effective as of the date first written above.

                         BUYER:
                         ------

                         LITIGATION RESOURCES OF
                         AMERICA-CALIFORNIA, INC.,
                         a California corporation

                         By: /s/ Richard O. Looney
                             --------------------------------------------------
                             Richard O. Looney, Chairman and Chief Executive
                              Officer

                         PARENT:
                         -------

                         LITIGATION RESOURCES OF AMERICA, INC.,
                         a Texas corporation

                         By: /s/Richard O. Looney
                             --------------------------------------------------
                             Richard O. Looney, Chairman and Chief Executive
                              Officer

                         SELLER:
                         -------

                         /s/ Colleen Jilio
                         -----------------------------------------------------
                         Colleen Jilio

Schedules
-----------
2.1(a)    -         Equipment
2.1(b)    -         Contracts
2.1(c)    -         Books and Records
2.1(e)    -         Intellectual Property
2.1(g)    -         General Intangibles
2.1(j)    -         Inventory
2.2       -         Excluded Assets
2.7       -         Allocation of Purchase Price
3.3(A)    -         Consents and Approvals
3.3(B)    -         Breaches or Defaults
3.5       -         Exceptions to Title
3.6       -         Leased Personal Property
3.14(A)   -         Owned Real Property
3.14(B)   -         Leased Real Property
3.15      -         Insurance Policies
3.16      -         Banking
3.18(A)   -         Employees
3.18(B)   -         Independent Contractors
3.19      -         Employee Benefit Plans
3.20      -         Employment Agreement
3.21      -         Liabilities
3.22      -         Litigation
3.26      -         Certain Changes or Events
3.27      -         Customers
4.4       -         Parent Capitalization
Exhibits
-----------
A         Seller Employment Agreement
B         Registration Rights Agreement
C         Bill of Sale
D         Investor Representation Letter
E         Stock Pledge Agreement
F-1       Legal Opinion
F-2       Legal Opinion